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                                                                 EXHIBIT 10

                             AMERICAN ANNUITY GROUP, INC.
                                   1997 BONUS PLAN



   1.     Establishment and Purpose.

          The 1997 Bonus Plan (the "Plan") shall be effective for calendar year 1997. Its purpose is to motivate key employees by basing a portion of their compensation on the attainment of specified financial and operational goals.

   2.     Eligibility.

          Employees of American Annuity Group, Inc. (the "Company") and its subsidiaries selected by the Organization and Policy Committee (the "Committee") of the Company's Board of Directors, are eligible to participate in the Plan.

   3.     Bonus Base.

          For each person eligible to participate in the Plan, the Committee will determine a bonus base amount after considering relevant factors including such person's (i) responsibilities with the Company, (ii) tenure and experience with the Company, and (iii) total compensation.

   4.     Financial and Operational Goals.

          After consultation with management, the Committee will specify financial and operational goals for the Company and each participant in the Plan. The Committee will also assign a weighing factor to each goal or group of goals.

   5.     Determination of Bonus Payments.

          At such time as the Committee believes it is in possession of sufficient information, it will evaluate the performance of each participant in the Plan as compared to the previously established goals. Based on this evaluation and the bonus base previously established, the Committee will determine the bonus earned by each participant.

   6.     Bonus Payment.

          After bonus amounts are determined, such amounts (less all required withholdings) shall be paid to the participants. Each participant shall be required to take payment of twenty five percent (25%) OF such bonus amount in the form of Common Stock of the Company. The number of shares of Common Stock to be received will be based on the closing market price on the date bonus amounts are determined. Participants may be given the opportunity to defer receipt of all or part of the cash or Common stock portions of the bonus payment.

   7.     No Right to Continued Employment.

          Nothing in this Plan or the fact that an employee is selected to participate in the Plan shall confer upon a participant any right to continued employment nor interfere in any way the right of the Company or a subsidiary to terminate such person's employment at any time for any reason.

   8.     Right of Committee.

          The Committee has complete discretion of whether to make payment of a bonus to participants. Nothing contained herein shall obligate the Committee to pay a bonus to any participant. Moreover, the Committee's determination as to the amount of any bonus payment shall be final and conclusive.

   9.     Governing Law.

          This Plan and its operation shall be governed by Ohio law.

   10.    Amendments and Termination.

          This Plan may be amended or terminated at any time by the Committee without the consent of any participant. No participant shall have any right under this Plan until the Committee has determined the amount of a bonus to be paid to such person.